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                                                                   EXHIBIT 10.17


                                 [LOGO]ALLERGAN


                                      1998
                              MANAGEMENT BONUS PLAN


                                  JANUARY 1998

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PURPOSE OF THE PLAN

The Allergan, Inc. Management Bonus Plan (the "Plan") is designed to reward eligible management-level employees for their contributions to providing Allergan's shareholders increased value for their investment through the successful accomplishment of specific financial objectives and individual performance objectives.
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PLAN YEAR

The Plan year runs from January 1, 1998 through December 31, 1998 for all locations that have a fiscal year beginning January 1 and ending December 31. For the international locations with fiscal years beginning December 1 and ending November 1, the Plan year is December 1, 1997 to November 30, 1998.
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ELIGIBILITY

All regular full-time and part-time employees scheduled to work 20 or more hours per week in salary grades 7E and above who are not covered by any other bonus or sales incentive plan are eligible to participate in the Plan. For the locations where the Plan year is January 1, 1998 through December 31, 1998, the participants must be employed on or before June 30, 1998; for the locations where the Plan year is December 1, 1997 through November 30, 1998, the participants must be employed on or before May 31, 1998. Participants must be actively employed by Allergan on the date bonuses are paid in order to be eligible to receive a bonus. Participants who resign or are terminated for reasons other than those noted below will receive no bonus.

Bonuses, if any, for participants who become eligible after the beginning of the plan year, retire (defined as age 55 or over with at least 5 years of service), become disabled, die or transfer into a position covered by another incentive plan will be prorated. Bonuses, if any, for participants who are laid-off will be prorated provided the participant was eligible for at least six months of the Plan year. All proration will be based on the number of months of participation in the Plan during the Plan year.
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PERFORMANCE OBJECTIVES

Bonuses for Plan participants are based on both corporate performance and individual performance in relation to pre-established objectives, as follows:

- CORPORATE OBJECTIVES -- Corporate performance is measured in terms of Allergan, Inc.'s Earnings Per Share (EPS) compared to objective. EPS is defined as net earnings divided by the weighted average number of common and common equivalent shares.

- INDIVIDUAL OBJECTIVES -- MBOs are prepared by each participant and his or her supervisor at the beginning of the Plan year and may be modified throughout the year as necessary. Objectives should reflect major results and accomplishments to be achieved in order to meet short- and long-term business goals which contribute to increased shareholder value. MBOs are expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant's business unit, such as managing inventory levels, receivables, expenses, or payables; increasing sales; eliminating unnecessary capital expenditures, etc.

        At the end of the Plan year, the supervisor evaluates the participant's performance in relation to his or her objectives in order to determine the size of the bonus award, if any. A more detailed description of how the award is calculated is provided under "Individual Bonus Award Calculation."


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BONUS POOL CALCULATION

The two components of this calculation are:

1.   Individual objectives; and,

2.   Corporate financial objectives.

INDIVIDUAL OBJECTIVES -- This component is funded at 75% of target awards for non-officers (grade 7E - 12E) and at 50% for officers (grade 13E+).

CORPORATE FINANCIAL OBJECTIVES -- This component is funded according to the following table if corporate eps performance is within 1998 EPS range.

                    % OF TARGET BONUS
1998 EPS RANGE           7E - 12E              13E+
---------------         -----------         ------------
-$0.10                     2.5%                 5%
-$0.08                       7%                14%
-$0.06                    11.5%                23%
-$0.04                      16%                32%
-$0.02                    20.5%                41%
Target                      25%                50%
Above Target     50% of incremental earnings will be added to the
                 bonus pool; 50% returned to the company.

If actual EPS results fall between the performance levels shown above, bonuses will be prorated accordingly. At the end of the year, the President and Chief Executive Officer of Allergan, Inc. may recommend adjustments to the bonus funding levels to the Organization and Compensation Committee after consideration of key operating results.
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INDIVIDUAL BONUS AWARD CALCULATION

Target bonus awards are expressed as a percentage of the participant's year-end base salary. For U.S. participants, year-end is December 31, 1998; for international participants, year-end is November 30, 1998. The target percentages vary by salary grade (see addendum). If a participant changes grades during the plan year, his or her bonus will be prorated to reflect the amount of time in each grade, the participant's salary at the time of grade change and at year-end, and the bonus percentage relating to each grade.

A participant's actual bonus award may vary above or below the targeted level based on the supervisor's evaluation of his or her performance in relation to the predetermined MBOs. The bonus can be modified between 0%-150% of the targeted bonus. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.


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METHOD OF PAYMENT

Cash awards are paid following the review and authorization of bonuses by the Board of Directors, usually in late February following the close of the Plan year. Bonuses will be paid within 30 days following management communication of the award, through the participant's normal payroll channel.

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CHANGE-IN-CONTROL

If a change-in-control occurs after the close of the Plan year but prior to payment and Company performance supports bonus pool funding, participants will be eligible for a bonus based on performance in relation to predetermined objectives.

If the change-in-control occurs during the Plan year, participants will be eligible for a bonus based on performance of corporate objectives and individual objectives. The bonus will be prorated to reflect the number of months prior to the change-in-control. For purposes of determining achievement of corporate EPS objective, the Company will utilize its monthly EPS target.

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CONFIDENTIALITY

This plan document contains confidential, non-public information about Allergan's Management Bonus Plan. The information is intended solely for Allergan's management and is not to be disclosed to persons outside of Allergan or to non-management personnel who don't have a need to know

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GENERAL

Management reserves the right to define corporate performance and individual performance and to review, alter, amend, or terminate the Plan at any time. This Plan does not constitute a contract of employment and cannot be relied upon as such. Any questions regarding this Plan should be directed to the Human Resources department or the Director, Compensation. This Management Bonus Plan document supersedes any previous document you may have received.